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                                                                      Exhibit 21


                          MERIDIAN NATIONAL CORPORATION
                       LIST OF SUBSIDIARIES OF REGISTRANT



                                                   State of Incorporation
      Subsidiary                                      or Organization
      ----------                                      ---------------

     Ottawa River Steel Company                          Ohio

     National Metal Processing, Inc.                     Michigan

     Meridian Environmental Services, Inc.               Michigan

     EPI Technologies, Inc.                              Delaware

     SUBSIDIARIES OF EPI TECHNOLOGIES, INC.

          National Purification, Inc.                    Ohio

          MEPI Corp.                                     Ohio

     Environmental Purification Industries Company,      Ohio
          a general partnership 100% owned by
          National Purification, Inc. and MEPI Corp.